(As filed July 27, 1998)
                                ----------------------
                                                             File No. 70-9313
                                                             File No. 70-9311

                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
               --------------------------------------------------------
                                   Amendment No. 2
                                          to
                                      FORM U-1/A
                           JOINT APPLICATION OR DECLARATION
                                      UNDER THE
                      PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
              ---------------------------------------------------------

     Pacific Enterprises                     Enova Corporation
     555 West Fifth Street, Suite 2900       101 Ash Street
     Los Angeles, California 90013-1001      San Diego, California 92101

     Sempra Energy                           Frontier Pacific, Inc.
     101 Ash Street                          555 West Fifth Street, Suite 2900
     San Diego, California 92101             Los Angeles, California 90013-1001

                    (Names of companies filing this statement and
                      addresses of principal executive offices)
                -----------------------------------------------------

                                         None

                   (Name of top registered holding company parent)
                ------------------------------------------------------

     Richard D. Farman                       Stephen L. Baum
     President and Chief Executive Officer   President and Chief Executive
     Pacific Enterprises                       Officer
     555 West Fifth Street, Suite 2900       Enova Corporation
     Los Angeles, California 90013-1001      101 Ash Street
                                             San Diego, California 92101


                     (Names and addresses of agents for service)

        The Commission is requested to send copies of all notices, orders and communications in connection with this Application or Declaration to:

     Donald C. Liddell, Esq.                      Richard M. Farmer, Esq.
     David L. Huard, Esq.                         Andrew F. MacDonald, Esq.
     Pacific Enterprises                          William C. Weeden
     633 West Fifth Street, Suite 5200            Thelen Reid & Priest LLP
     Los Angeles, California 90071                40 West 57th Street
                                                  New York, New York 10019

          The Applicants identified herein respectfully withdraw the Application or Declaration filed in these proceedings on June 15, 1998, as amended by Amendment No. 1, filed July 1, 1998.


                                      SIGNATURE

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this statement filed herein to be signed on their behalf by the undersigned thereunto duly authorized.


                                        PACIFIC ENTERPRISES

                                        By: /s/ Thomas C. Sanger
                                            --------------------------
                                        Name:  Thomas C. Sanger
                                        Title: Corporate Secretary


                                        ENOVA CORPORATION

                                        By: /s/ Thomas C. Sanger
                                            ------------------------
                                        Name:  Thomas C. Sanger
                                        Title: Corporate Secretary


                                        SEMPRA ENERGY

                                        By: /s/ Warren I. Mitchell
                                            ------------------------
                                        Name:  Warren I. Mitchell
                                        Title: Group President -
                                               Regulated Business Units


                                        FRONTIER PACIFIC, INC.

                                        By: /s/ Eric B. Nelson
                                            ------------------------
                                        Name:  Eric B. Nelson
                                        Title: President


     Date: July 27, 1998


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